Exhibit 99.1

KEY TECHNOLOGY ANNOUNCES FISCAL 2016 SECOND QUARTER
FINANCIAL RESULTS

WALLA WALLA, Wash., April 28, 2016 -- Key Technology, Inc. (NASDAQ: KTEC) announced today sales and operating results for its fiscal 2016 second quarter, ended March 31, 2016.

Second Quarter Overview
Net sales for the three months ended March 31, 2016 totaled $28.5 million, compared to $21.6 million recorded in the corresponding quarter last year. The Company reported a net loss for the quarter of $550,000, or $0.09 per diluted share, compared to a net loss of $1.9 million, or $0.31 per diluted share, in the same period a year ago.

The gross profit for the second quarter of fiscal 2016 was $8.5 million, compared to $5.7 million in the corresponding period last year. As a percentage of net sales, gross profit was 29.7% and 26.4% in the second quarter of fiscal 2016 and 2015, respectively. Operating expenses for the quarter ended March 31, 2016 were $9.1 million, or 31.9% of net sales, compared to $8.6 million, or 39.8% of net sales, in the same quarter last year. Overall, the Company's loss from operations of $641,000 in the second quarter of fiscal 2016 improved from a loss of $2.9 million in the second quarter of fiscal 2015.

Six Month Year-to-Date Overview
Net sales for the six months ended March 31, 2016 were $53.3 million, compared with $41.7 million for the comparable period in fiscal 2015. The Company reported a net loss for the fiscal 2016 six-month period ended March 31, 2016 of $2.2 million, or $0.36 per diluted share, compared to a net loss of $3.8 million, or $0.60 per diluted share, for the corresponding six-month period in fiscal 2015.

For the six-month period ended March 31, 2016, gross profit was $15.4 million, compared to $11.2 million for the same six-month period of fiscal 2015, or 29.0% and 26.8% of net sales, respectively. Operating expenses for the six-month period ended March 31, 2016 were $18.5 million, or 34.7% of net sales, compared to $17.3 million, or 41.5% of net sales, for the corresponding period of fiscal 2015.

Jack Ehren, President and CEO, commented, “Our solid bookings during the quarter, along with a strong beginning backlog, enabled us to realize favorable utilization in our facilities, and to increase our gross margins to approximately 30% for the quarter. In addition, in the second quarter, despite increased sales, we effectively controlled our overall operating expenses to a level below the total costs recorded in our first quarter of fiscal 2016. The Research and Development expenses for the second quarter included an additional $600,000 of costs associated with incremental consulting and contract services, as previously communicated, to help ensure the timely release of Veryx applications. Year-to-date general and administrative expenses also include $680,000 of restructuring charges incurred in our first fiscal quarter.”

Orders and Backlog
Key's backlog at the end of the second quarter of fiscal 2016 was $38.0 million, compared to $32.2 million one year ago. New orders received during the second quarter were $29.2 million, compared to $25.1 million in the corresponding period last year. New orders for the six months ended March 31, 2016 were $60.3 million, compared to $55.6 million for the corresponding period in fiscal 2015.

Ehren further commented, “Our ending second quarter backlog is our largest quarterly backlog in almost three years. Our orders for the first half of fiscal 2016 included strong contributions from both our North America and EMEIA regions. We continue to see positive trends in the North America region with increased orders in our core segments over the prior year, most significantly in both the processed potato and processed fruit and vegetable segments. We also continue to see significant opportunities in this region in our core segments for the second half of the year.”

Ehren continued, “In fiscal year 2015, we achieved record orders in euros in our EMEIA region, with 32% year-over-year growth. Fiscal 2016 year-to-date orders in this region have continued to increase over the prior year levels, with the largest impact being in the potato segment. We remain focused on our strategic relationships and partnerships in the EMEIA region, and we see continuing opportunities in this region in the second half of fiscal 2016.”

Conclusion
Ehren concluded, “We continue to make important progress on the further development of our Veryx platform. We are encouraged by the customer feedback we are receiving through our ongoing extensive North America and EMEIA field testing and customer demonstrations in Key facilities. We will ship our first Veryx production units in the third quarter for limited applications, and we expect to start accepting orders for additional core market applications this summer. We remain energized and focused as we execute on our long-term strategy and our commitment to generating positive returns for the company and our shareholders.”

Conference Call
The Company's conference call related to the fiscal 2016 second quarter can be heard live on the Internet at 2:00 p.m. Pacific Time on Thursday, April 28, 2016.

To access the call and audio webcast:

Phone --	Q&A participation:
Toll-Free: 877-341-5668 International: 224-357-2205
Internet --	Audio webcast:
http://edge.media-server.com/m/p/7b8jss86
Replay --	Available through Thursday, May 12, 2016
http://edge.media-server.com/m/p/7b8jss86

About Key Technology
Key Technology (NASDAQ: KTEC) is a global leader in the design and manufacture of process automation systems including digital sorters, conveyors, and processing equipment. Applying processing knowledge and application expertise, Key helps customers in the food processing and other industries improve quality, increase yield, and reduce cost. An ISO-9001 certified company, Key manufactures its products at its headquarters in Walla Walla, Washington, USA; and in Beusichem, the Netherlands; Hasselt, Belgium; and Redmond, Oregon, USA. Key offers customer demonstration and testing services at five locations including Walla Walla, Beusichem, and Hasselt as well as Sacramento, California, USA and Melbourne, Australia; and maintains a sales and service office in Santiago de Queretaro, Mexico.

Forward-Looking Statements
Certain statements in this press release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. These statements may relate to expected results of operations or gross margins; expected trends in sales, orders, earnings and other financial measures; projected expenses, including general and administrative expenses; national and international economic conditions; the effect of foreign exchange fluctuations; or other future occurrences. Actual results could differ materially from those anticipated in the forward-looking statements as a result of a variety of economic, competitive, and governmental risks and uncertainties. These risks and uncertainties include, among other things: factors that could increase our cost of operations and reduce gross margins and profitability, including expanding into new markets, undertaking complex projects and applications, increasing research and development expenses, and offering increasingly integrated products; acquisitions that may harm our operating results; failure of our existing and new products to compete successfully, which could result in the loss of market share and a decrease in our sales and profits; significant investments in unsuccessful research and development efforts; industry consolidation increasing competition in the food processing equipment industry; advances in technology by competitors adversely affecting our sales and profitability; the failure of our independent sales representatives to perform as expected, thereby harming our net sales; our dependence on certain suppliers leaving us temporarily without adequate access to raw materials or products; and increased or unanticipated costs associated with product warranties adversely affecting our profitability. These and other risk factors are discussed in our filings with the Securities and Exchange Commission, including in Item 1A, "Risk Factors," of our Annual Report on Form 10-K for the fiscal year ended September 30, 2015. We undertake no obligation to update or revise any forward-looking statements in this press release as a result of subsequent developments, except as may be required by law.

Contact
Jeff Siegal
Senior Vice President and CFO
Key Technology, Inc.
150 Avery Street
Walla Walla, WA 99362
Tel: +1 509-394-3300
Email: jsiegal@key.net
URL: www.key.net

News releases and other information about Key Technology, Inc. can be accessed at www.key.net.

(Financial Tables to Follow)

Key Technology, Inc. and Subsidiaries
Statement of Selected Operating Information
(Unaudited, in thousands, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2016	2015	2016	2015

Net sales	$28,510	$21,581	$53,313	$41,672
Cost of sales	20,041	15,876	37,864	30,490
Gross profit	8,469	5,705	15,449	11,182
Operating expenses:
Sales and marketing	4,089	4,124	8,159	8,197
Research and development	2,913	2,133	5,192	4,258
General and administrative	1,795	1,966	4,480	4,068
Amortization of intangibles	303	369	652	771
Total operating expenses	9,100	8,592	18,483	17,294
Loss on disposition of assets	(10)	—	(2)	3
Loss from operations	(641)	(2,887)	(3,036)	(6,109)
Other income (expense)	(192)	(62)	(530)	(72)
Loss before income taxes	(833)	(2,949)	(3,566)	(6,181)
Income tax benefit	(283)	(1,002)	(1,318)	(2,407)
Net loss	$(550)	$(1,947)	$(2,248)	$(3,774)
Net loss per share
- basic	$(0.09)	$(0.31)	$(0.36)	$(0.60)
- diluted	$(0.09)	$(0.31)	$(0.36)	$(0.60)

Shares used in per share calculations - basic	6,297	6,257	6,279	6,272
Shares used in per share calculations - diluted	6,297	6,257	6,279	6,272

Key Technology, Inc. and Subsidiaries
Balance Sheet Information
(Unaudited, in thousands)

	March 31, 2016	September 30, 2015
Cash and cash equivalents	$4,050	$7,726
Trade accounts receivable, net	14,555	14,836
Inventories	33,580	31,297
Deferred income taxes	4,027	3,972
Prepaid expenses and other assets	4,689	4,108
Total current assets	60,901	61,939
Property, plant and equipment, net	14,224	14,799
Deferred income taxes	3,995	2,917
Goodwill	10,301	10,223
Investment in Proditec	1,127	1,127
Intangibles and other assets, net	5,911	6,541
Total assets	$96,459	$97,546

Accounts payable	$9,631	$10,800
Accrued payroll liabilities and commissions	4,957	5,452
Customers' deposits	7,774	4,712
Accrued customer support and warranty costs	2,320	2,618
Customer purchase plans	1,717	1,506
Current portion of long-term debt	667	705
Other accrued liabilities	1,312	1,315
Total current liabilities	28,378	27,108
Long-term debt	4,832	5,149
Deferred income taxes	1,937	2,144
Other long-term liabilities	377	408
Shareholders' equity:
Common stock	33,681	32,676
Warrants	—	665
Retained earnings and other shareholders' equity	27,254	29,396
Total shareholders' equity	60,935	62,737
Total liabilities and shareholder's equity	$96,459	$97,546

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